Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER FISCAL YEAR 2024 RESULTS

Net Income of $1.49 Million in the March 2024 Quarter

Net Interest Margin of 2.74% in the March 2024 Quarter

Loans Held for Investment of $1.07 Billion at March 31, 2024, Down 1% from June 30, 2023

Total Deposits of $908.1 Million at March 31, 2024, Down 5% from June 30, 2023

Non-Performing Assets to Total Assets Ratio of 0.17% at March 31, 2024

Non-Interest Expenses Remain Well Controlled

Riverside, Calif. – April 29, 2024 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the third quarter of the fiscal year ending June 30, 2024.
The Company reported net income of $1.49 million, or $0.22 per diluted share (on 6.94 million average diluted shares outstanding) for the quarter ended March 31, 2024, down 36 percent from net income of $2.32 million, or $0.33 per diluted share (on 7.15 million average diluted shares outstanding), in the comparable period a year ago. The decrease in earnings was due primarily to an $842,000 decrease in net interest income, a $244,000 increase in non-interest expenses and a $133,000 decrease in non-interest income.
"In light of ongoing economic uncertainty and the persistence of elevated interest rates and the inverted yield curve in the U.S., we remain committed to exercising patience as we await a more favorable operating environment. This will enable us to gradually transition back to less restrictive operating strategies and resume growing our loan portfolio at a reasonable pace,” stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “During this interim period, our focus will be on prudently managing operating expenses, maintaining sound credit risk, interest risk and balance sheet management practices, while also executing our common stock repurchase program in line with the Company’s business plan," concluded Ternes.
On a sequential quarter basis, the $1.49 million net income for the third quarter of fiscal 2024 reflects a 30 percent decrease from $2.14 million in the second quarter of fiscal 2024. The decrease was primarily attributable to an $844,000 increase in the provision for credit losses, with a provision of $124,000 during the current quarter, in contrast to a $720,000 recovery in the prior sequential quarter, and a $215,000 decrease in net interest income, partly offset by a $176,000 decrease in non-interest expense. Diluted earnings per share for the third quarter of fiscal 2024 were $0.22 per share, down 29 percent from $0.31 per share in the second quarter of fiscal 2024.
Return on average assets was 0.47 percent for the third quarter of fiscal 2024, compared to 0.66 percent in the second quarter of fiscal 2024 and 0.72 percent for the third quarter of fiscal 2023. Return on average stockholders’ equity for the third quarter of fiscal 2024 was 4.57 percent, compared to 6.56 percent for the second quarter of fiscal 2024 and 7.12 percent for the third quarter of fiscal 2023.
For the nine months ended March 31, 2024, net income decreased $1.38 million, or 20 percent, to $5.40 million from $6.78 million in the comparable period in 2023. Diluted earnings per share for the nine months ended March 31, 2024 decreased 18 percent to $0.77 per share (on 6.98 million average diluted shares outstanding) from $0.94 per share (on 7.23 million average diluted shares outstanding) for the comparable nine-month period last year. The decrease in earnings was primarily attributable to a $1.28 million decrease in net-interest income, a $466,000 decrease in non-interest income and a $705,000 increase in non-interest expense, partly offset by a $481,000 decrease in the provision for credit losses, with a $51,000 recovery of credit losses for the current nine months period, compared to a $430,000 provision for credit losses for the comparable nine-month period last year.
In the third quarter of fiscal 2024, net interest income decreased $842,000, or nine percent, to $8.56 million from $9.40 million for the same quarter last year. The decrease was primarily due to increases in funding costs out pacing increases in yields on interest-earning assets and, to a lesser extent, a lower average balance of interest-earning assets. The average yield on interest-earning assets increased 58 basis points to 4.41 percent in the third quarter of fiscal 2024 from 3.83 percent in the same quarter last year, while the average cost of interest-bearing liabilities increased by 93 basis points to 1.86 percent in the third quarter of fiscal 2024 from 0.93 percent in the same quarter last year. The average balance of interest-earning assets decreased less than one percent to $1.25 billion in the third quarter of fiscal 2024 as compared to the same quarter last year, primarily due to a decrease in the average balance of investment securities, partly offset by increases in the average balance of loans receivable and interest-earning deposits. The net interest margin during the third quarter of fiscal 2024 decreased 26 basis points to 2.74 percent from 3.00 percent in the same quarter last year.
Interest income on loans receivable increased $1.65 million, or 15 percent, to $12.68 million in the third quarter of fiscal 2024 from $11.03 million in the same quarter of fiscal 2023. The increase was due to a higher average loan yield and, to a lesser extent, a higher average loan balance. The average yield on loans receivable increased 56 basis points to 4.74 percent in the third quarter of fiscal 2024 from 4.18 percent in the same quarter last year. Adjustable-rate loans of approximately $112.9 million repriced upward in the third quarter of fiscal 2024 by approximately 97 basis points from a weighted average rate of 6.72 percent to 7.69 percent. The average balance of loans receivable increased $16.6 million, or two percent, to $1.07 billion in the third quarter of fiscal 2024 as compared to the same quarter last year. Total loans originated for investment in the third quarter of fiscal 2024 were $18.2 million, down 66 percent from $53.9 million in the same quarter last year; while loan principal payments received in the third quarter of fiscal 2024 were $28.5 million, up 63 percent from $17.5 million in the same quarter last year.
Interest income from investment securities decreased $31,000, or six percent, to $517,000 in the third quarter of fiscal 2024 from $548,000 for the same quarter of fiscal 2023. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $26.3 million, or 16 percent, to $141.4 million in the third quarter of fiscal 2024 from $167.7 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of the investment securities. The average yield on investment securities increased 15 basis points to 1.46 percent in the third quarter of fiscal 2024 from 1.31 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($124,000 vs. $181,000) due to lower total principal repayments ($5.7 million vs. $6.9 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the third quarter of fiscal 2024, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed $210,000 in cash dividends to the Bank on its FHLB stock, up 44 percent from $146,000 in the same quarter last year, resulting in an average yield on FHLB stock of 8.84 percent in the third quarter of fiscal 2024 compared to 7.09 percent in the same quarter last year. The average balance of FHLB – San Francisco stock in the third quarter of fiscal 2024 was $9.5 million, up from $8.2 million in the same quarter of fiscal 2023.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank of San Francisco, was $397,000 in the third quarter of fiscal 2024, up $111,000 or 39 percent from $286,000 in the same quarter of fiscal 2023. The increase was due to a higher average yield and a higher average balance. The average yield earned on interest-earning deposits in the third quarter of fiscal 2024 was 5.40 percent, up 75 basis points from 4.65 percent in the same quarter last year. The increase in the average yield was due to a higher average interest rate on the Federal Reserve Bank’s reserve balances resulting from increases in the targeted federal funds rate in the first half of calendar 2023. The average balance of the Company’s interest-earning deposits increased $4.5 million, or 18 percent, to $29.1 million in the third quarter of fiscal 2024 from $24.6 million in the same quarter last year.
Interest expense on deposits for the third quarter of fiscal 2024 was $2.68 million, an increase of $1.8 million or 204 percent from $879,000 for the same period last year. The increase in interest expense on deposits was attributable to higher rates paid on deposits, partly offset by a lower average balance. The average cost of deposits was 1.18 percent in the third quarter of fiscal 2024, up 81 basis points from 0.37 percent in the same quarter last year. The increase in the average cost of deposits was primarily attributable to an increase in higher costing time deposits, particularly brokered certificates of deposit. The average balance of deposits decreased $51.2 million, or five percent, to $910.8 million in the third quarter of fiscal 2024 from $962.0 million in the same quarter last year.

Transaction account balances or “core deposits” decreased $87.4 million, or 12 percent, to $642.2 million at March 31, 2024 from $729.6 million at June 30, 2023, while time deposits increased $45.0 million, or 20 percent, to $265.9 million at March 31, 2024 from $220.9 million at June 30, 2023. The increase in time deposits was primarily due to both increases in retail time deposits and brokered certificates of deposit. As of March 31, 2024, brokered certificates of deposit totaled $130.9 million with a weighted average cost of 5.19 percent (including broker fees), up 23 percent from $106.4 million with a weighted average cost of 4.78 percent at June 30, 2023.
Interest expense on borrowings, consisting of FHLB – San Francisco advances, for the third quarter of fiscal 2024 increased $845,000, or 49 percent, to $2.57 million from $1.73 million for the same period last year. The increase in interest expense on borrowings was primarily the result of a higher average balance and, to a lesser extent, a higher average cost. The average balance of borrowings increased $47.1 million, or 27 percent, to $223.6 million in the third quarter of fiscal 2024 from $176.5 million in the same quarter last year and the average cost of borrowings increased by 66 basis points to 4.63 percent in the third quarter of fiscal 2024 from 3.97 percent in the same quarter last year.
At March 31, 2024, the Bank had approximately $269.2 million of remaining borrowing capacity at the FHLB – San Francisco. Additionally, the Bank has an unused secured borrowing facility of approximately $172.7 million with the Federal Reserve Bank of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $491.9 million at March 31, 2024.
The Bank continues to work with both the FHLB - San Francisco and Federal Reserve Bank of San Francisco to ensure that borrowing capacity is continuously reviewed and updated in order to be accessed seamlessly should the need arise.
During the third quarter of fiscal 2024, the Company recorded a provision for credit losses of $124,000 (which includes a $16,000 provision for unfunded commitment reserves), as compared to a $169,000 provision for credit losses recorded during the same period last year and a $720,000 recovery of credit losses recorded in the second quarter of fiscal 2024 (sequential quarter). The provision for credit losses recorded in the third quarter of fiscal 2024 was primarily attributable to a longer estimated life of the single-family loan portfolio resulting from higher market interest rates and lower loan prepayment estimates, while the outstanding balance of loans held for investment at March 31, 2024 declined slightly from December 31, 2023.
Non-performing assets, comprised solely of non-accrual loans with underlying collateral located in California, increased $946,000 or 73 percent to $2.3 million, or 0.17 percent of total assets, at March 31, 2024, compared to $1.3 million, or 0.10 percent of total assets, at June 30, 2023. The non-performing loans at March 31, 2024 were comprised of nine single-family loans, while the non-performing loans at June 30, 2023 were comprise of six single-family loans. At both March 31, 2024 and June 30, 2023, there was no real estate owned and no accruing loans past due

90 days or more. There were no net loan charge-offs for the quarter ended March 31, 2024, as compared to $2,000 of net loan recoveries for the quarter ended March 31, 2023.
Classified assets were $5.2 million at March 31, 2024 consisting of $1.9 million of loans in the special mention category and $3.3 million of loans in the substandard category. Classified assets at June 30, 2023 were $2.3 million, consisting of $509,000 of loans in the special mention category and $1.8 million of loans in the substandard category.
The allowance for credit losses on gross loans held for investment was $7.1 million, or 0.67 percent of gross loans held for investment, at March 31, 2024, up from the $5.9 million, or 0.55 percent of gross loans held for investment, at June 30, 2023. The increase in the allowance for credit losses was due primarily to the adoption of the Current Expected Credit Losses (“CECL”) methodology on July 1, 2023, which resulted in a $1.2 million increase in our allowance for credit losses, partly offset by a $51,000 recovery of credit losses in the first nine months of fiscal 2024 (which included a $16,000 recovery for unfunded commitment reserves). Results for reporting periods beginning after July 1, 2023 are presented under CECL while prior period results continue to be reported in accordance with previously applicable accounting standards. Management believes that, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at March 31, 2024.
Non-interest income decreased by $133,000, or 14 percent, to $848,000 in the third quarter of fiscal 2024 from $981,000 in the same period last year, due primarily to decreases in deposit account fees, card and processing fees and other non-interest income. On a sequential quarter basis, non-interest income decreased $27,000, or three percent, primarily due to lower loan servicing and other fees resulting from fewer loan payoffs.
Non-interest expense increased $244,000, or four percent, to $7.17 million in the third quarter of fiscal 2024 from $6.92 million for the same quarter last year, primarily due to higher salaries and employee benefits, equipment and professional expenses, partly offset by lower sales and marketing and other expenses. On a sequential quarter basis, non-interest expense decreased $176,000, or two percent, to $7.17 million in the third quarter of fiscal 2024 from $7.34 million in the second quarter of fiscal 2024.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the third quarter of fiscal 2024 was 76.20 percent, up from 66.69 percent in the same quarter last year and 76.11 percent in the second quarter of fiscal 2024 (sequential quarter). The deterioration in the efficient ratio during the current quarter in comparison to the comparable quarter last year was due to higher non-interest expense, coupled with a decline in revenues.
The Company’s provision for income taxes was $620,000 for the third quarter of fiscal 2024, down 36 percent from $966,000 in the same quarter last year and down 30 percent from $884,000 for second quarter of fiscal 2024 (sequential quarter). The decrease during the current quarter compared to the same quarter last year and sequential quarter was due to a decrease in pre-tax income. The effective tax rate in the third quarter of fiscal 2024 was 29.3 percent as compared to 29.4 percent in the same quarter last year and 29.2 percent for the second quarter of fiscal 2024.
The Company repurchased 50,051 shares of its common stock pursuant to its current stock repurchase program at an average cost of $13.99 per share during the quarter ended March 31, 2024. As of March 31, 2024, a total of 237,592 shares remained available for future purchase under the Company’s current repurchase program, which expires on September 28, 2024.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, April 30, 2024 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-888-412-4131 and referencing Conference ID number 3610756.  An audio replay of the conference call will be available through Tuesday, May 7, 2024 by dialing 1-800-770-2030 and referencing Conference ID number 3610756.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”)- which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Tam B. Nguyen
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Assets
Cash and cash equivalents	$51,731	$46,878	$57,978	$65,849	$60,771
Investment securities - held to maturity, at cost with no allowance for credit losses	135,971	141,692	147,574	154,337	161,336
Investment securities - available for sale, at fair value with no allowance for credit losses	1,935	1,996	2,090	2,155	2,251
Loans held for investment, net of allowance for credit losses of $7,108; $7,000; $7,679; $5,946 and $6,001, respectively; includes $1,054; $1,092; $1,061; $1,312 and $1,352 of loans held at fair value, respectively	1,065,761	1,075,765	1,072,170	1,077,629	1,077,704
Accrued interest receivable	4,249	4,076	3,952	3,711	3,610
FHLB – San Francisco stock	9,505	9,505	9,505	9,505	8,239
Premises and equipment, net	9,637	9,598	9,426	9,231	9,193
Prepaid expenses and other assets	11,258	11,583	10,420	10,531	12,176
Total assets	$1,290,047	$1,301,093	$1,313,115	$1,332,948	$1,335,280

Liabilities and Stockholders’ Equity
Liabilities:
Non-interest-bearing deposits	$91,708	$94,030	$105,944	$103,007	$108,479
Interest-bearing deposits	816,414	817,950	825,187	847,564	874,567
Total deposits	908,122	911,980	931,131	950,571	983,046

Borrowings	235,000	242,500	235,009	235,009	205,010
Accounts payable, accrued interest and other liabilities	17,419	16,952	17,770	17,681	17,818
Total liabilities	1,160,541	1,171,432	1,183,910	1,203,261	1,205,874

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615; 18,229,615; 18,229,615; 18,229,615 and 18,229,615 shares issued respectively; 6,896,297; 6,946,348; 7,007,058; 7,043,170 and 7,033,963 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,591	99,565	99,554	99,505	98,962
Retained earnings	208,923	208,396	207,231	207,274	206,449
Treasury stock at cost (11,333,318; 11,283,267; 11,222,557; 11,186,445 and 11,195,652 shares, respectively)	(179,183)	(178,476)	(177,732)	(177,237)	(176,163)
Accumulated other comprehensive loss, net of tax	(8)	(7)	(31)	(38)	(25)
Total stockholders’ equity	129,506	129,661	129,205	129,687	129,406
Total liabilities and stockholders’ equity	$1,290,047	$1,301,093	$1,313,115	$1,332,948	$1,335,280

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Interest income:
Loans receivable, net	$12,683	$11,028	$37,368	$30,365
Investment securities	517	548	1,565	1,632
FHLB – San Francisco stock	210	146	586	414
Interest-earning deposits	397	286	1,295	666
Total interest income	13,807	12,008	40,814	33,077

Interest expense:
Checking and money market deposits	90	56	219	177
Savings deposits	97	42	208	130
Time deposits	2,488	781	6,406	1,364
Borrowings	2,573	1,728	7,509	3,655
Total interest expense	5,248	2,607	14,342	5,326

Net interest income	8,559	9,401	26,472	27,751
Provision for (recovery of) credit losses	124	169	(51)	430
Net interest income, after provision for (recovery of) credit losses	8,435	9,232	26,523	27,321

Non-interest income:
Loan servicing and other fees	92	104	195	327
Deposit account fees	289	328	876	998
Card and processing fees	317	361	1,003	1,109
Other	150	188	400	506
Total non-interest income	848	981	2,474	2,940

Non-interest expense:
Salaries and employee benefits	4,540	4,359	13,223	12,882
Premises and occupancy	835	843	2,641	2,500
Equipment	329	279	962	848
Professional	321	260	1,203	1,162
Sales and marketing	167	182	516	504
Deposit insurance premiums and regulatory assessments	190	191	596	465
Other	786	810	2,227	2,302
Total non-interest expense	7,168	6,924	21,368	20,663
Income before income taxes	2,115	3,289	7,629	9,598
Provision for income taxes	620	966	2,231	2,814
Net income	$1,495	$2,323	$5,398	$6,784

Basic earnings per share	$0.22	$0.33	$0.77	$0.94
Diluted earnings per share	$0.22	$0.33	$0.77	$0.94
Cash dividends per share	$0.14	$0.14	$0.42	$0.42

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Interest income:
Loans receivable, net	$12,683	$12,509	$12,176	$11,826	$11,028
Investment securities	517	524	524	537	548
FHLB – San Francisco stock	210	197	179	142	146
Interest-earning deposits	397	435	463	410	286
Total interest income	13,807	13,665	13,342	12,915	12,008

Interest expense:
Checking and money market deposits	90	72	57	50	56
Savings deposits	97	73	38	38	42
Time deposits	2,488	2,128	1,790	1,387	781
Borrowings	2,573	2,618	2,318	2,206	1,728
Total interest expense	5,248	4,891	4,203	3,681	2,607

Net interest income	8,559	8,774	9,139	9,234	9,401
Provision for (recovery of) credit losses	124	(720)	545	(56)	169
Net interest income, after provision for (recovery of) credit losses	8,435	9,494	8,594	9,290	9,232

Non-interest income:
Loan servicing and other fees	92	124	(21)	87	104
Deposit account fees	289	299	288	298	328
Card and processing fees	317	333	353	416	361
Other	150	119	131	334	188
Total non-interest income	848	875	751	1,135	981

Non-interest expense:
Salaries and employee benefits	4,540	4,569	4,114	4,855	4,359
Premises and occupancy	835	903	903	947	843
Equipment	329	346	287	304	279
Professional	321	410	472	355	260
Sales and marketing	167	181	168	118	182
Deposit insurance premiums and regulatory assessments	190	209	197	192	191
Other	786	726	715	836	810
Total non-interest expense	7,168	7,344	6,856	7,607	6,924
Income before income taxes	2,115	3,025	2,489	2,818	3,289
Provision for income taxes	620	884	727	1,010	966
Net income	$1,495	$2,141	$1,762	$1,808	$2,323

Basic earnings per share	$0.22	$0.31	$0.25	$0.26	$0.33
Diluted earnings per share	$0.22	$0.31	$0.25	$0.26	$0.33
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
SELECTED FINANCIAL RATIOS:
Return on average assets	0.47%	0.72%	0.56%	0.72%
Return on average stockholders' equity	4.57%	7.12%	5.51%	6.94%
Stockholders’ equity to total assets	10.04%	9.69%	10.04%	9.69%
Net interest spread	2.55%	2.90%	2.64%	2.97%
Net interest margin	2.74%	3.00%	2.80%	3.03%
Efficiency ratio	76.20%	66.69%	73.82%	67.33%
Average interest-earning assets to average interest- bearing liabilities	110.28%	110.23%	110.24%	110.30%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.22	$0.33	$0.77	$0.94
Diluted earnings per share	$0.22	$0.33	$0.77	$0.94
Book value per share	$18.78	$18.40	$18.78	$18.40
Shares used for basic EPS computation	6,919,397	7,080,817	6,968,353	7,180,337
Shares used for diluted EPS computation	6,935,053	7,145,583	6,981,223	7,231,562
Total shares issued and outstanding	6,896,297	7,033,963	6,896,297	7,033,963

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$8,946	$39,543	$30,058	$153,671
Multi-family	5,865	10,660	17,586	43,519
Commercial real estate	2,172	3,422	8,047	13,772
Construction	—	260	—	1,648
Commercial business loans	1,250	—	1,250	190
Total loans originated for investment	$18,233	$53,885	$56,941	$212,800

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	03/31/24	12/31/23	09/30/23	06/30/23	03/31/23
SELECTED FINANCIAL RATIOS:
Return on average assets	0.47%	0.66%	0.54%	0.55%	0.72%
Return on average stockholders' equity	4.57%	6.56%	5.40%	5.52%	7.12%
Stockholders’ equity to total assets	10.04%	9.97%	9.84%	9.73%	9.69%
Net interest spread	2.55%	2.64%	2.75%	2.76%	2.90%
Net interest margin	2.74%	2.78%	2.88%	2.88%	3.00%
Efficiency ratio	76.20%	76.11%	69.32%	73.36%	66.69%
Average interest-earning assets to average interest-bearing liabilities	110.28%	110.27%	110.17%	110.18%	110.23%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.22	$0.31	$0.25	$0.26	$0.33
Diluted earnings per share	$0.22	$0.31	$0.25	$0.26	$0.33
Book value per share	$18.78	$18.67	$18.44	$18.41	$18.40
Average shares used for basic EPS	6,919,397	6,968,460	7,016,670	7,031,674	7,080,817
Average shares used for diluted EPS	6,935,053	6,980,856	7,027,228	7,071,644	7,145,583
Total shares issued and outstanding	6,896,297	6,946,348	7,007,058	7,043,170	7,033,963

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$8,946	$8,660	$12,452	$12,271	$39,543
Multi-family	5,865	6,608	5,113	6,804	10,660
Commercial real estate	2,172	4,936	939	5,207	3,422
Construction	—	—	—	—	260
Commercial business loans	1,250	—	—	—	—
Total loans originated for investment	$18,233	$20,204	$18,504	$24,282	$53,885

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	03/31/24	12/31/23	09/30/23	06/30/23	03/31/23
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$31	$31	$33	$33	$160
Allowance for credit losses on loans held for investment	$7,108	$7,000	$7,679	$5,946	$6,001
Non-performing loans to loans held for investment, net	0.21%	0.16%	0.13%	0.12%	0.09%
Non-performing assets to total assets	0.17%	0.13%	0.10%	0.10%	0.07%
Allowance for credit losses on loans to gross loans held for investment	0.67%	0.65%	0.72%	0.55%	0.56%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$2,246	$1,750	$1,361	$1,300	$945
Loans 30 to 89 days delinquent	$388	$340	$74	$1	$963

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	03/31/24	12/31/23	09/30/23	06/30/23	03/31/23
(Recovery) recourse provision for loans sold	$—	$(2)	$—	$(127)	$—
Provision for (recovery of) credit losses	$124	$(720)	$545	$(56)	$169
Net loan charge-offs (recoveries)	$—	$—	$—	$(1)	$(2)

	As of	As of	As of	As of	As of
	03/31/2024	12/31/2023	09/30/2023	06/30/2023	03/31/2023
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.70%	9.48%	9.25%	9.59%	9.59%
Common equity tier 1 capital ratio	18.77%	18.20%	17.91%	18.50%	17.90%
Tier 1 risk-based capital ratio	18.77%	18.20%	17.91%	18.50%	17.90%
Total risk-based capital ratio	19.85%	19.24%	19.06%	19.38%	18.78%

	As of March 31,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$458	5.85%	$656	4.85%
U.S. government sponsored enterprise MBS	131,711	1.54	156,785	1.43
U.S. government sponsored enterprise CMO	3,802	2.16	3,895	2.20
Total investment securities held to maturity	$135,971	1.57%	$161,336	1.46%

Available for sale (at fair value):
U.S. government agency MBS	$1,274	3.72%	$1,440	2.72%
U.S. government sponsored enterprise MBS	570	6.05	713	4.04
Private issue CMO	91	4.96	98	3.45
Total investment securities available for sale	$1,935	4.46%	$2,251	3.17%
Total investment securities	$137,906	1.61%	$163,587	1.49%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of March 31,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$517,039	4.39%	$512,632	4.02%
Multi-family (5 or more units)	457,401	5.14	466,332	4.54
Commercial real estate	83,136	6.36	90,496	5.55
Construction	2,745	8.81	2,891	4.98
Other	99	5.25	108	5.25
Commercial business loans	2,835	9.79	1,640	9.74
Consumer loans	60	18.50	61	17.75
Total loans held for investment	1,063,315	4.89%	1,074,160	4.39%

Advance payments of escrows	371		265
Deferred loan costs, net	9,183		9,280
Allowance for credit losses on loans	(7,108)		(6,001)
Total loans held for investment, net	$1,065,761		$1,077,704
Purchased loans serviced by others included above	$1,999	5.80%	$10,651	4.25%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of March 31,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$91,708	—%	$108,479	—%
Checking accounts – interest-bearing	275,920	0.04	325,077	0.04
Savings accounts	247,847	0.17	305,403	0.05
Money market accounts	26,715	0.41	38,018	0.13
Time deposits	265,932	3.89	206,069	2.48
Total deposits(2)(3)	$908,122	1.21%	$983,046	0.55%

Brokered CDs included in time deposits above	$130,900	5.19%	$95,337	4.37%

BORROWINGS:
Overnight	$—	—%	$—	—%
Three months or less	59,500	5.28	70,000	4.64
Over three to six months	33,000	5.34	15,010	2.81
Over six months to one year	70,000	4.51	65,000	4.14
Over one year to two years	42,500	4.62	40,000	3.88
Over two years to three years	15,000	4.87	15,000	3.28
Over three years to four years	—	—	—	—
Over four years to five years	15,000	4.41	—	—
Over five years	—	—	—	—
Total borrowings(4)	$235,000	4.86%	$205,010	4.10%

(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)	Includes uninsured deposits of approximately $136.4 million and $177.8 million at March 31, 2024 and 2023, respectively.
(3)	The average balance of deposit accounts was approximately $34 thousand at both March 31, 2024 and 2023.
(4)
The Bank had approximately $269.2 million and $228.6 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $172.7 million and $135.8 million of borrowing capacity at the Federal Reserve Bank of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at March 31, 2024 and 2023, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	March 31, 2024		March 31, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,071,004	4.74%	$1,054,431	4.18%
Investment securities	141,390	1.46	167,679	1.31
FHLB – San Francisco stock	9,505	8.84	8,239	7.09
Interest-earning deposits	29,099	5.40	24,615	4.65
Total interest-earning assets	$1,250,998	4.41%	$1,254,964	3.83%
Total assets	$1,281,975		$1,287,380

Deposits(2)	$910,781	1.18%	$962,043	0.37%
Borrowings	223,632	4.63	176,501	3.97
Total interest-bearing liabilities(2)	$1,134,413	1.86%	$1,138,544	0.93%
Total stockholders’ equity	$130,906		$130,545

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)	Includes the average balance of noninterest-bearing checking accounts of $91.0 million and $107.1 million during the quarters ended March 31, 2024 and 2023.

	Nine Months Ended		Nine Months Ended
	March 31, 2024		March 31, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,072,741	4.64%	$1,011,916	4.00%
Investment securities	147,445	1.42	175,802	1.24
FHLB – San Francisco stock	9,505	8.22	8,239	6.70
Interest-earning deposits	31,538	5.38	24,153	3.62
Total interest-earning assets	$1,261,229	4.31%	$1,220,110	3.61%
Total assets	$1,291,902		$1,253,662

Deposits(2)	$921,905	0.99%	$962,241	0.23%
Borrowings	222,206	4.50	143,887	3.38
Total interest-bearing liabilities(2)	$1,144,111	1.67%	$1,106,128	0.64%
Total stockholders’ equity	$130,686		$130,387

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)	Includes the average balance of noninterest-bearing checking accounts of $98.9 million and $115.4 million during the nine months ended March 31, 2024 and 2023.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	03/31/24	12/31/23	09/30/23	06/30/23	03/31/23
Loans on non-accrual status
Mortgage loans:
Single-family	$2,246	$1,750	$1,361	$1,300	$945
Total	2,246	1,750	1,361	1,300	945

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	2,246	1,750	1,361	1,300	945

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$2,246	$1,750	$1,361	$1,300	$945

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.